Exhibit 10.8

Commercial Banking

(CARM 210210 / 210809 & CM 210607)

CONFIDENTIAL

Neo-Concept (Holdings) Co Ltd /

Neo-Concept International Company Limited

10/F Seaview Centre

139-141 Hoi Bun Road

Kwun Tong

Kowloon	24 September 2021

Attn : Madam Eva Siu

Dear Madam

BANKING FACILITIES

This facility letter supersedes the previous letter(s) of 23 July 2021.

With reference to our recent discussions, we are pleased to confirm our agreement to renewing the following facilities. The facilities will be made available subject to (a) the specific terms and conditions outlined herein; (b) the Bank’s Terms and Conditions for Facilities; and (c) the general terms and conditions governing your account(s) with the Bank or (as the case may be) the relationship terms of business. In case of any conflict, the terms of the Facility Letter shall prevail. Definitions contained in the Bank’s Terms and Conditions for Facilities apply to the Facility Letter. The Bank shall have an unrestricted discretion to reduce, cancel or suspend, or determine whether or not to permit drawings in relations to, the facilities. The facilities are subject to review at any time, and also subject to the Bank’s overriding right of repayment on demand including the right to call for cash cover on demand for prospective and contingent liabilities.

In consideration of us continuing to make the facilities available to you, we will charge you an annual fee of HKD115,000.- and such amount shall be debited automatically from Neo-Concept (Holdings) Co Ltd’s account in February each year after the date of the Facility Letter until the facilities have been cancelled and all sums due or to become due from you under the Facility Letter have been fully paid to the Bank.

The Facility Letter shall replace and supersede any previous facility letter issued by the Bank in connection with the facilities and from the date of acceptance by the Borrower(s) of the Facility Letter, all existing liabilities in respect of the facilities of the Borrower(s) and the rights and obligations of the Borrower and the Bank shall be governed by and construed in accordance with the provisions of the Facility Letter.

Save as stated otherwise, the terms of the Facility Letter shall continue to apply unless we send you a new, revised or supplemental facility letter.

BORROWER(S)

Neo-Concept (Holdings) Co Ltd	[Customer No.500-775549]
Neo-Concept International Company Limited	[Customer No.500-775531]

Utilization of the facilities below may be made by, Neo-Concept (Holdings) Co Ltd and/or Neo-Concept International Company Limited.

The Hongkong and Shanghai Banking Corporation Limited
HSBC Main Building, I Queen’s Road Central, Hong Kong
Tel: (852) 2822 1111

Web: www.hsbc.com.hk

lncorporated in the Hong Kong SAR with limited liability
Registered at the Hong Kong Companies Registry No. 263876

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

FACILITIES	NEW	Previously

Facilities available to Neo-Concept (Holdings) Co Ltd and Neo-Concept International Company Limited

(1)	Combined Limit for the following facilities within which the following sub-limits apply, provided that the aggregate amount outstanding of such facilities shall at no time exceed the stated combined limit:	HKD100,000,000.-	HKDI 00,000,000.-

(a)	Overdraft	USD1,000,000.-	USD1,000,000.-

(b)	Combined Limit for the following facilities within which the following sub-limits apply, provided that the aggregate amount outstanding of such facilities shall at no time exceed the stated combined limit:	HKD100,000,000.-	HKD100,000,000.-

(I)	Import Facilities (Usance period up to 120 days)	HKD40,000,000.-	HKD40,000,000.-

Within which
(i)	Loan Against Import (“LAI”)	(HKD40,000,000.-)	(HKD40,000,000.-)
(Maximum Tenor 120 days)

(ii)	Trust Receipts	(HKD40,000,000.-)	(HKD40,000,000.-)

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

(II)	Export Facilities	HKD45,000,000.-	HKD45,000,000.-

Within which
(i)	Purchase of Document against Payment Bills on Approved Drawee	(HKD45,000,000.-)	(HKD45,000,000.-)

(ii)	Purchase of Document against Acceptance Bills on Approved Drawee (Maximum tenor 60 days)	(HKD45,000,000.-)	(HKD45,000,000.-)

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

FACILITIES	NEW	Previously

(III)	Post-Shipment Buyer Loans (Maximum tenor 120 days)	HKD75,000,000.-	HKD75,000,000.-

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

(IV)	Packing Credit (Maximum tenor 120 days)	HKD65,000,000.-	HKD65,000,000.-

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

(V)	Advance to Manufacturer	NIL	HKD45,000,000.-

Facilities available to Neo-Concept (Holdings) Co Ltd

(2)	Business Card (I)	HKD200,000.-	HKD200,000.-

Facilities available to Neo-Concept International Company Limited

(3)	Business Card (II)	HKDl00,000.-	HKD100,000.-

SECURITY AND OTHER DOCUMENTATION

The Bank will continue to hold the following security document(s) and other document(s):

1.	A Security Over Deposits dated 7 April 2001 and “Letter of Set-Off” dated 28 March 2001 granted by Neo-Concept (Holdings) Co Ltd.

A charge over Neo-Concept (Holdings) Co Ltd’s deposit(s) for USD500,000.- or its equivalent in other foreign currencies placed with the Bank.

In the event of the value of the foreign currency deposit charged to the Bank falling below the required level and upon the Bank’s request, the Borrower(s) should immediately pledge to the Bank additional security acceptable to it to bring the value back to the threshold.

2.	A Charge Over Securities dated 26 October 2001 granted by Neo-Concept (Holdings) Co Ltd.

The Bank has sole discretion to determine whether and to what extent any charged securities granted in favour of the Bank shall be relied upon when it sets or reviews the limit for the facilities. For the avoidance of doubt, the Bank is not obliged to take into account the value of any charged securities when deciding the limit of the facilities. “Securities” means (i) all stocks, shares, securities, debentures, bonds, notes, options, warrants, funds, unit trusts, certificates of deposit, money market instruments, other equity, debt and financial instruments of any kind, (ii) all dividends, interest, distributions and other moneys derived therefrom and (iii) all accretions, allotments, and other benefits accruing or arising in respect thereof.

Certain capital in nature instruments such as bonds issued by HSBC and its subsidiaries are excluded from the scope of charged securities.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

For the Borrower(s)’s information, the Bank is holding:-

(a)	A charge over 283,361.04 units in HSBC Portfolios - World Selection 3 (AM-HKD-MDIST CASH) [‘UTs’] with Neo-Concept (Holdings) Co Ltd as beneficial owner which is held by the Bank or the Bank’s nominee in the investment services account [account no. 500-775549-085] which Neo-Concept (Holdings) Co Ltd’s hold with the Bank.

(b)	A charge over 73,473.13 units in Schroder Asian Asset Income Fund (Class A-HKD-MDIST CASH) [‘UTs’] with Neo-Concept (Holdings) Co Ltd as beneficial owner which is held by the Bank or the Bank’s nominee in the investment services account [account no. 500-775549-085] which Neo-Concept (Holdings) Co Ltd’s hold with the Bank.

The Bank reserves the right to call for additional security should the value of the above UTs charged to the Bank fall below an acceptable level as determined by it.

3.	An Assignment of Life Insurance dated 13 August 2010 granted by Neo-Concept (Holdings) Co Ltd in respect of the HSBC Jade Global Select Universal Life Insurance Plan.

4.	An Assignment of Life Insurance dated 5 December 2014 granted by Neo-Concept (Holdings) Co Ltd in respect of the HSBC Jade Global Generations Universal Life Insurance Plan.

5.	An Assignment of Life Insurance dated 28 February 2017 granted by Neo-Concept (Holdings) Co Ltd in respect of the HSBC Jade Global Generations Universal Life Insurance Plan.

6.	A Guarantee (Unlimited Amount) dated 28 March 2001 from Neo-Concept (Holdings) Co Ltd and Neo-Concept International Company Limited, which is supported by the Universal Life Insurance policy under item (3) and (4) above.

This Guarantee will also be supported by the above securities item (1) (2) and (5).

7.	A Guarantee (Unlimited Amount) dated 24 May 2010 from Siu Yuk Yin Eva.

8.	A Guarantee (Limited Amount) dated 21 January 2013 limited to HKD15,000,000.- plus default interest and other costs and expenses as further set out in the guarantee from Pure Diamond Ltd. This Guarantee is supported by an Insurance Assignment dated 19 April 2005.

9.	A Subordination Agreement (Limited Amount) from Neo-Concept (Holdings) Co Ltd as the borrower and Siu Yuk Yin Eva as the Subordinated Lender(s) dated 12 June 2007.

10.	A Blanket Counter Indemnity dated 4 March 2008 granted by Neo-Concept (Holdings) Co Ltd.

11.	An “Assignment of DC Proceeds” dated 28 May 2001 granted by Neo-Concept (Holdings) Co Ltd.

12.	An “Assignment of DC Proceeds” dated 18 June 2001 granted by Neo-Concept International Company Limited.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

FURTHER NOTES

Without prejudicing or affecting the Bank’s right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to the Borrower(s) at any time or determine whether or not to permit drawings in relation to the facilities, the Borrower(s) will, as the case may be:-

1)	give the undertakings set out in the Schedule of Further Notes which will remain in full force until the facilities have been repaid in full; and/or

2)	make the representations and warranties set out in the Schedule of Further Notes which will be deemed repeated daily until the facilities have been repaid in full; and/or

3)	agree to the further conditions as set out in the Schedule of Further Notes.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

SCHEDULE OF FACILITIES

OVERDRAFT

PRICING

Interest will continue to be charged at the Bank’s USD Best Lending Rate (BLR).

“Best Lending Rate” or “BLR” means a rate to be determined by the Bank from time to time and is available upon request.

IMPORT FACILITIES WITH LOAN AGAINST IMPORT (LAI)

DETAILS

1	For the issuance of Documentary Credits to the Borrower(s)’s suppliers and Import Loan Facilities in either HK Dollars or Foreign Currency, less any usance / credit periods granted by the Borrower(s)’s suppliers.

2	Subject to the Bank’s right at any time to demand immediate repayment of all sums owing by the Borrower(s), advances may be made available:

(a)	in respect of sight documentary credits, for a period up to the maximum tenor as stipulated under the heading “Facilities”; and heading

(b)	in respect of usance documentary credits, for a period up to the maximum tenor as stipulated under the heading “Facilities” less the usance period (i.e. the supplier’s credit finance period) of the relevant documentary credit, commencing from the date that import documents presented under the usance documentary credit are accepted.

3	The Bank may, on an exceptional basis, and subject to such conditions as it may impose from time to time, accept applications for the issuance of documentary credits relating to goods already received by the Borrower(s) but not paid for. Such conditions include (without limitation):

(a)	evidence of delivery being supported by (i) a cargo receipt showing a date on which the goods are actually received or (ii) transport document(s) showing a date of shipment, with such dates referred to in the cargo receipt or transport document (where applicable) not exceeding 90 days before the issue date of the relevant documentary credit; and

(b)	the maximum tenor of the import loan facilities drawn under the documentary credit shall be up to 120 days, less any usance / credit periods granted by the Borrower(s)’s suppliers.

TRUST RECEIPTS

DETAILS

Advances may be made under this Trust Receipt to enable the Borrower(s) to pay import documentary credit, with the associated title documents released to the Borrower(s) against Trust Receipt(s) signed by the Borrower(s).

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

COMMISSION / FEES

Documentary Credit opening commission for each validity period of six months, Commission in lieu of exchange (to be charged if bills/loans are settled without foreign currency conversion with HSBC) and HKD Bill Commission will continue to be charged as follows:

-	For the first USD50,000.- or its equivalent	0.25%

-	Balance in excess of USD50,000.- and up to USD1 00,000.- or its equivalent	0.0625%

-	Balance in excess of USD100,000.- or its equivalent	0.041667%

PRICING

For drawings in HKD

Interest will continue to be charged at Hong Kong Interbank Offered Rate (HIBOR) + 2% p.a.

For drawings in USD

Interest will continue to be charged at London Interbank Offered Rate (LIBOR) + 2% p.a.

For drawings in EUR

Interest will be charged at Euro Interbank Offered Rate (EURIBOR) + 2% p.a. [previously LIBOR + 2% p.a.]

For details of benchmark interest rates, please refer to the attached Appendix.

EXPORT FACILITIES (EXTENDED ON APPROVED DRAWEE BASIS)

DETAILS

Document against Payment / Acceptance (DP/DA)

For the purchase of Documents against Payment Bills or Documents against Acceptance Bills in either HK Dollars or Foreign Currency for up to the maximum tenor as stipulated under the heading “Facilities” on drawees approved by the Bank. Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

COMMISSION / FEES

Commission in lieu of exchange (to be charged if bills/loans are settled without foreign currency conversion with HSBC) and Finance HKD bill commission will continue to be charged as follows:

-	For the first USD50,000.- or its equivalent	0.25%

-	Balance in excess of USD50,000.- and up to USD100,000.- or its equivalent	0.0625%

-	Balance in excess of USD100,000.- or its equivalent	0.041667%

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

PRICING

For drawings in HKD

Interest will continue to be charged at Hong Kong Interbank Offered Rate (HIBOR) + 2% p.a.

For drawings in USD

Interest will continue to be charged at London Interbank Offered Rate (LIBOR) + 2% p.a.

For drawings in EUR

Interest will be charged at Euro Interbank Offered Rate (EURIBOR) + 2% p.a. [previously LIBOR + 2% p.a.]

For details of benchmark interest rates, please refer to the attached Appendix.

POST-SHIPMENT BUYER LOANS

DETAILS

1.	A Post-shipment Buyer Loans may be granted to the Borrower(s)’s suppliers for a period up to the maximum tenor as stipulated under the heading “Facilities” (less any usance/credit periods granted by the Borrower(s)’s suppliers), on the conditions that:

(i)	the Bank receives an undertaking that the purchase of goods is a genuine trade transaction and that no other financing has been or will be requested or obtained from the Bank or any other financial institution against the suppliers’ invoices financed by the Bank,

(ii)

the Bank receives the original or certified true copy of the pro-forma invoice, the accepted purchase order or such other document acceptable to the Bank, and which clearly stipulates the advance payment terms,

(iii)	the Bank receives written instruction from the Borrower to remit payment directly to the suppliers,

(iv)	the Bank receives and the relevant transport documents acceptable to the Bank, which are marked with the relevant Pre-Shipment Buyer Loan Reference Number and

(v)	the aggregate outstanding amount outstanding is within the above specific limits.

2.	The Bank will settle the invoices direct on the respective due dates and the proceeds will be remitted or credited directly to the suppliers’ accounts. Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

3.	Advances are allowed on the conditions that transactions are supported by copy of invoices and purchase orders not under documentary credits and that the aggregate outstanding are within the specified limit.

COMMISSION / FEES

Commission in lieu of exchange (to be charged if bills/loans are settled without foreign currency conversion with HSBC) and HKD Bill Commission will continue to be charged as follows:

-	For the first USD50,000.- or its equivalent	0.25%

-	Balance in excess of USD50,000.- and up to USD100,000.- or its equivalent	0.0625%

-	Balance in excess of USD100,000.- or its equivalent	0.041667%

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

PRICING

For drawings in HKD

Interest will continue to be charged at Hong Kong Interbank Offered Rate (HIBOR) + 2% p.a.

For drawings in USD

Interest will continue to be charged at London Interbank Offered Rate (LIBOR) + 2% p.a.

For drawings in EUR

Interest will be charged at Euro Interbank Offered Rate (EURIBOR) + 2% p.a. [previously LIBOR + 2% p.a.]

For details of benchmark interest rates, please refer to the attached Appendix.

PACKING CREDIT

DETAILS

1.	Any time before shipment and up to the maximum tenor as stipulated under the heading “Facilities” and up to 70% of valid export Documentary Credits in the Borrower(s)’s favour deposited with the Bank.

2.	Any debts purchase services proceeds received will first to be used to settle any outstanding Packing Credit with tenor over 1 month, if any.

COMMISSION / FEES

Commission in lieu of exchange (to be charged if bills/loans are settled without foreign currency conversion with HSBC) and Finance HKD bill commission will continue to be charged as follows:

-	For the first USD50,000- or its equivalent	0.25%

-	Balance in excess of USD50,000.- and up to USD100,000.- or its equivalent	0.0625%

-	Balance in excess of USD100,000.- or its equivalent	0.041667%

PRICING

For drawings in HKD

Interest will continue to be charged at Hong Kong Interbank Offered Rate (HIBOR) + 2% p.a.

For drawings in USD

Interest will continue to be charged at London Interbank Offered Rate ( LIBOR) + 2% p.a.

For drawings in EUR

Interest will be charged at Euro Interbank Offered Rate (EURIBOR) + 2% p.a. [previously LIBOR + 2% p.a.]

For details of benchmark interest rates, please refer to the attached Appendix.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

BUSINESS CARD (I) & (II)

DETAILS

The facility is subject to the terms and conditions governing the Business Card facility in the Bank’s Business Card Programme Agreement as may be amended from time to time.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

SCHEDULE OF FURTHER NOTES

This schedule sets out the further points to note for the Borrower(s).

The Borrower(s)’s compliance or otherwise with the following condition(s) precedent, representations, warranties, undertakings or further conditions (as the case may be) will not in any way prejudice or affect the Bank’s right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to the Borrower(s) at any time or determine whether or not to permit drawings in relation to the facilities. By signing the Facility Letter, the Borrower(s) expressly acknowledge that the Bank may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time or determine whether or not to permit drawings in relation to the facilities, notwithstanding the fact that the following conditions precedent, representations, warranties, undertakings and further conditions (as the case may be) are included in the Facility Letter and whether or not the Borrower(s) have complied with any of them.

Representation and Warranties

None of the Borrower(s), any of its subsidiaries, any director or officer or any employee, agent, or affiliate of the Borrower or any of its subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (ii) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, the Crimea region, Cuba, Iran, North Korea and Syria.

Undertakings

1.	The Borrower(s) will promptly provide to the Bank any financial or other information that the Bank may, from time to time, reasonably request for the purposes of understanding such Borrower’s financial position, business and operations and assessing such Borrower’s ability to meet its obligations and liabilities under the Facility Letter.

2.	The Tangible Net Worth of the Borrower(s) not less than HKD120,000,000.- at any time.

3.	100% of debts purchase services funded proceeds to repay (1) past due import loans, and/or (2) import loans coming due in 14 days.

4.	To provide the Bank with the half-yearly management accounts of Neo-concept (Holdings) Co Ltd and Neo-Concept International Co Ltd within 4 months from the period to which they relate.

5	To direct not less than HKD250,000,000.- of import and export bills to the Bank per annum (excluding factoring turnover).

6.	Loans to Directors/ Shareholders and Related Companies shall not exceed HKD50,000,000.-.

7.	Not to payout dividend without the Bank’s consent.

8.	To route 20% of sales proceeds through the Bank.

9.	To provide bill statements from other banks on a monthly basis.

10.	To provide Account Receivable aging on a monthly basis.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

11.	Sanctions: The Borrower(s) will not, directly or indirectly, use the proceeds of the facilities set out in the Facility Letter, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the facilities, whether as lender, underwriter, advisor, investor or otherwise).

12.	Anti-bribery and corruption: None of the Borrower(s), nor to the knowledge of the Borrower(s), any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower(s) or any of its/their subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Borrower(s) and, to the knowledge of the Borrower(s), its/their affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. No part of the proceeds of the facilities set out in the Facility Letter will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

Definitions of ratios/figures

“Tangible Net Worth” means the aggregate of :-

●	the amount paid up on the issued share capital (other than any redeemable share capital) of the Borrower(s); and

●	the capital and revenue reserves (including but not limited to the share premium account, revaluation and retained profits or losses);

●	loans subordinated to the Bank;

but after deducting from such sum :-

●	goodwill and all other intangible assets ;

●	all minority interests in subsidiaries;

●	all amounts set aside for tax;

●	any dividend or other distribution declared/recommended;

●	the excess of the book value to the market value of the listed investments; and

●	any amount standing to the debit of the Borrower(s)’s capital and reserves (including profit and loss account);

●	any amount due from the shareholders, directors, and/or related companies.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

“Dividend Payments ” means the aggregate of final and interim dividend and other distribution declared, recommended or made.

The above ratios/figures will be determined by reference to the latest audited or management accounts or the financial statements provided by the Borrower(s) from time to time. The Bank will calculate the ratios/figures in accordance with the accounting principles, standards and practices on which the preparation of the audited accounts of the Borrower(s) was / were based and in accordance with the latest Statements of Standard Accounting Practice issued by the Hong Kong Institute of Certified Public Accountants. Any calculation made by the Bank will be conclusive.

Further Conditions

Compliance activity: The Bank and other members of the HSBC Group are required to act in accordance with the laws and regulations and comply with requests of public and regulatory authorities operating in various jurisdictions which relate to, amongst other things: (i) the prevention of money laundering, terrorist financing, corruption, tax evasion and the provision of financial and other services to any persons or entities which may be subject to economic or trade sanctions; or (ii) the investigation or prosecution of, or the enforcement against, any person for an offence against any laws or regulations.

The Bank may take, and may instruct members of the HSBC Group to take, any action which the Bank in its sole and absolute discretion considers appropriate to prevent or investigate crime or the potential breach of sanctions regimes or to act in accordance with relevant laws, regulations, sanctions regimes, international guidance, relevant HSBC Group procedures and/or the direction of any public, regulatory or industry body relevant to any member of the HSBC Group. This includes the interception and investigation of any payment, communication or instruction, and the making of further enquiries as to whether a person or entity is subject to any sanctions regime (“Compliance Activity”).

Neither the Bank nor any member of the HSBC Group will be liable to the Borrower(s) in respect of any loss (whether direct, consequential or loss of profit, data or interest) or delay, suffered or incurred by any party, caused in whole or in part by (i) actions taken, or delays or failure in performing any obligations under the Facility Letter by the Bank, or (ii) any steps taken by the Bank or any member of the HSBC Group, pursuant to Compliance Activity.

“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

APPENDIX : DETAILS OF BENCHMARK RATES

Benchmark	Applicable Currency	Definition of Benchmark
Hong Kong Interbank Offered Rate (HIBOR) * and 1	HKD	“HIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11.00 am Hong Kong time on the proposed date of advance (or such other time or day if the market practice differs in the Hong Kong interbank market, as determined by the Bank), if any such rate is below zero, HIBOR will be deemed to be zero.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for Hong Kong dollars and for the relevant period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of HIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator” means the Hong Kong Association of Banks or any other person to whom the administrator function of the HIBOR fixing process is transferred from time to time.

London Interbank Offered Rate (LIBOR) * and 1	USD

“LIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11:00 am London time two Business Days (or such other time or day as determined by the Bank if the market practice differs) before the proposed date of advance and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Business Day” means a day other than a Saturday or Sunday on which banks are open for general business in London.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of LIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator” means ICE Benchmark Administration Limited or any other person to whom the administrator function of the LIBOR fixing process is transferred from time to time.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

Benchmark	Applicable Currency	Definition of Benchmark
Euro Interbank Offered Rate (EURIBOR) * and 1	EUR

“EURIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11:00 am Brussels time two Business Days (or such other time or day as determined by the Bank if the market practice differs) before the proposed date of advance and, if any such rate is below zero, EURIBOR will be deemed to be zero.

“Business Day” means any day on which TARGET2 is open for the settlement of payment in Euro.

“TARGET2” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single share platform and which was launched on 19 November 2007 and any replacement system.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for Euro for the relevant period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of EURIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator” means the European Money Markets Institute or any other person to whom the administrator function of the EURIBOR fixing process is transferred from time to time.

Note:

1	Interpolated rates, which refers to rate calculated using linear interpolation method as recommended by the International Swaps and Derivatives Association (ISDA) for a situation where there is no current quote available for below maturities:-

●	EURIBOR : 2 weeks, 3 weeks, 2 months, 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months

●	LIBOR: 2 weeks, 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months

●	HIBOR: 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months

*	For tenors where fixing is not published by the relevant administrator and the interpolated rate does not apply, the benchmark rate shall be the rate as specified by the Bank in its sole discretion as its cost of funding the relevant facility or financial arrangement.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

TERMS AND CONDITIONS FOR FACILITIES

1.	Interpretation

These terms and conditions are applicable to banking/credit facilities made available by The Hongkong and Shanghai Banking Corporation Limited (the “Bank”, “HSBC” or “we”, which expression shall include its successors and assigns) to the Borrower(s) and shall be read in conjunction with the facility letter, as may be amended from time to time, applicable to the Borrower(s) (together, the “Facility Letter”).

2.	Accrual of Interest & Other Sums

All interest and any other amount accruing under the Facility Letter will accrue daily and in each case is calculated on the basis of the actual numbers of days elapsed and a year of 360 days or 365 days, depending on the market practice for the currency (and as may be adjusted in case of a leap year). Notwithstanding any other provision in the Facility Letter, any interest or other amount accruing under the Facility Letter shall be payable on demand.

3.	Availability and Utilisation

With respect to trade facilities, documents presented to the Bank for drawings must reflect and relate to a genuine transaction. Where documents presented are not in the original form, copies of such documents presented must strictly conform to the original. Please note that drawings without an underlying transaction, or presentation of forged or fraudulent documentation can render companies and/or persons involved liable to prosecution. The Bank may, at its sole and absolute discretion, refuse to allow drawings under a facility if :

(a)	the drawee is considered to be unacceptable to the Bank, or

(b)	the drawee is not on the Bank’s approved list, or

(c)	the transaction in question does not meet the Bank’s operational requirements in respect of the facilities.

4.	Default Interest

Interest will be payable on sums which are overdue, drawings which are in excess of agreed limits and amounts demanded and not paid, at the maximum rate stipulated in the Bank’s tariff book which is accessible at https://www.business.hsbc.com.hk/tariffs. The Bank will provide the Borrower or such relevant guarantor and/or security provider with a hard copy of the tariff book upon request. Interest at the applicable rate will be payable monthly in arrears to the debit of the Borrower(s)’s current account.

5.	Payment

(a)	All payments shall be made by the Borrower(s), the guarantor(s) and/or the security provider(s) to the Bank without set-off, counterclaim, withholding or condition of any kind. If the Borrower(s), the guarantor(s) or such security provider (where applicable) is compelled by law to make such withholding, the sum payable shall be increased so that the amount actually received by the Bank is the amount it would have received if there had been no withholding.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

(b)	You shall indemnify us against, and pay to us an amount equal to, any loss, liability or cost which we determine will be or has been (directly or indirectly) suffered for or on account of Tax in connection with the Facility Letter, our services or our transactions with you or in respect of your account, together with any interest, penalty, cost or expense incurred in connection therewith.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

6.	Security and Disclosure

6.1	The Bank shall proceed to register (where applicable) in Hong Kong, security provided to the Bank in connection with facilities made available to the Borrower(s) or at the request of the Borrower(s). The costs and expenses, if any, will be charged to the account of the Borrower(s). Where the security provided to the Bank requires registration or filing outside Hong Kong, the Borrower undertakes that it shall, and where applicable, shall procure that such registration or filing of security is attended to and completed in a timely way so as to preserve the security interest of the Bank. The Bank shall be entitled to demand that evidence of such filing and/or registration be provided to it. All costs in connection with the aforesaid overseas filing and/or registration (as the case may be) shall be for the account of the Borrower(s).

6.2	By accepting the Facility Letter, the Borrower(s) is deemed to have consented to the Bank providing a copy of the Facility Letter, related security documents, the Borrower’s latest statement of account, related documents evidencing the obligations to be guaranteed or secured by a guarantor or third party security provider, information on the outstanding liabilities (whether actual or contingent) or such other information to (a) a guarantor or third part security provider, such guarantor or third party security provider’s solicitors and other professional advisers; and (b) whom the bank assigns or transfers (or may potentially assign or transfer) all or part of its rights and obligations under the Facility Letter.

6.3	Without prejudicing the rights of the Bank under other agreements with the Borrower(s), the Bank is entitled to provide any information relating to any of the account(s) of the Borrower(s) held with the Bank and any facilities which the Bank may provide to the Borrower(s) from time to time or the conduct of such account and/or facilities and/or other information concerning the Borrower(s) relationship with the Bank to any other company or office which belongs to or is part of the HSBC Group.

6.4	The Bank shall be entitled to have solicitors of its choice appointed to prepare the necessary documentation relating to the Facility Letter and/or the security to be provided. All their charges and disbursements incurred in this respect will be for the Borrower(s)’s account. Any filing fees and fees incurred in obtaining a legal opinion will also be for Borrower(s)’s account.

6.5	If the Bank is satisfied that all liabilities owed by the Borrower(s) to the Bank have been irrevocably paid in full and that all facilities which might give rise to such liabilities have terminated, subject to the Bank’s right to retain any guarantee or security provided to it for such period as the Bank considers (in its sole discretion) necessary, the Bank may, at the request and cost of the Borrower(s) or the relevant guarantor and/or security provider, release, reassign or discharge (as appropriate) such guarantee or security.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

7.	Costs and Expenses

7.1	The Borrower(s) shall promptly on demand pay the Bank the amount of all costs and expenses (including legal fees), stamp duties, taxes, other charges and registration costs incurred by the Bank in connection with the negotiation, preparation and execution of the Facility Letter, security document(s) and/or any documentation relating to the facilities.

7.2	If the Borrower(s) requests an amendment, waiver or consent, the Borrower(s) shall, within three business days of demand, reimburse the Bank for the amount of all costs and expenses (including legal fees) incurred by the Bank in responding to, evaluating, negotiating or complying with that request or amendment.

7.3	The Borrower(s) shall, within three business days of demand, pay to the Bank the amount of all costs and expenses (including legal fees), stamp duties, taxes, other charges and registration costs incurred by the Bank in connection with the enforcement of, or the preservation of any rights under the Facility Letter, security document(s) and/or any documentation relating to the facilities.

7.4	If the effect of or a change in any law or regulation is to increase the cost to the Bank of advancing, maintaining or funding the facility(ies) or to reduce the effective return to the Bank, the Bank may require payment on demand of such amounts as the Bank consider necessary as compensation therefor.

8.	Indemnity

8.1	Any amount received or recovered by the Bank in respect of any sum expressed to be due to the Bank from the Borrower in a currency other than the currency of denomination in which payment is due (the “In tended Currency”) shall only constitute a discharge to it to the extent of the amount in the Intended Currency which the Bank is able, in accordance with its usual practice, to purchase with the amount so received or recovered in such other currency on the date of that receipt.

8.2	The Borrower(s) shall pay and, within three business days of demand, indemnify the Bank against any cost, loss or liability that the Bank incurs in relation to or as a result of:

(a)	a failure by the Borrower(s) to pay any amount due under the Facility Letter on its due date; or

(b)	if the Facility Letter allows prepayment, such loan not being prepaid in accordance with a notice of prepayment given by the Borrower.

9.	Assignment

The Bank may assign its rights and transfer all or any part of its rights and obligations hereunder or under any Facility Letter to any person by delivering to the Borrower(s) a notice in writing. Such transfer shall take effect as from the effective date as specified in the notice and the Bank shall thereafter be released from such obligations. No assignment or transfer of any right, benefit or obligation in the Facility Letter shall be made by the Borrower(s) in any way.

10.	Pari Passu

The Borrower(s), the guarantor(s) and security provider(s) (where applicable) shall ensure that at all times the claims of the Bank under the facilities rank at least pari passu with the claims of all other unsecured creditors, except for claims preferred by mandatory provisions of law.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

11.	Prima facie

Any certification or determination by the Bank ofa rate or amount under the Facility Letter is, in the absence ofmanifest error, conclusive evidence ofthe matters to which it relates.

12.	Banking (Exposure Limits) Rules - exposures to connected parties

The Banking (Exposure Limits) Rules (Cap. 155S) and the related regulations in Hong Kong have imposed on the Bank certain limitations on advances to persons related to HSBC Group. In accepting the Facility Letter, the Borrower(s) should, to the best of its (their) knowledge, advise the Bank whether it is in any way related or connected to the HSBC Group. In the absence of such advice, the Bank will assume that the Borrower(s) is not so related or connected. The Bank would also ask, that if the Borrower(s) becomes aware that it (they) becomes so related or connected in future, that the Borrower(s) immediately advises the Bank in writing. You may refer to the reference page for information on whether you may be considered as related or connected to the HSBC Group.

13.	Governing Law and Third Party Rights

13.1	The Facility Letter (including the schedule(s), where applicable), and these terms and conditions shall be governed and construed in accordance with the laws of the Hong Kong Special Administrative Region.

13.2	The Borrower(s) submits to the non-exclusive jurisdiction of the Hong Kong courts.

13.3	No person other than the Bank and the Borrower(s) will have any right under the Contracts (Rights of Third Party) Ordinance to enforce or enjoy the benefit of any of the provisions of the terms and conditions of the Facility Letter.

14.	Process Agent

Without prejudice to any other mode of service allowed under any relevant law, each Borrower (other than a Borrower incorporated in Hong Kong (if the Borrower is a company) and a Borrower who is domiciled in Hong Kong (if the Borrower is an individual)):

(a)	irrevocably appoints the company stated after the Borrower’s signature below as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with the Facility Letter, security document(s) and /or documentation relating to the facilities; and

(b)	agrees that failure by a process agent to notify the relevant Borrower of the process will not invalidate the proceedings concerned.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

ACCEPTANCE

Please arrange for the authorised signatories of Neo-Concept (Holdings) Co Ltd and Neo-Concept International Company Limited, in accordance with the terms of the mandates given to the Bank, to sign and return the duplicate copy of the Facility Letter with Appendix to signify the Borrower(s)’s understanding and acceptance of the terms and conditions under which these facilities are granted.

We have shared and discussed with you a risk disclosure document about the demise of or possible changes to certain interest rate benchmarks (such as LIBOR). By signing this letter, you acknowledge that you understand the implications and risks of the changes referred to in the risk disclosure document. We enclose a copy of the risk disclosure document again for your easy reference.

The facilities will remain open for acceptance until the close of business on 15 October 2021 and if not accepted by that date will be deemed to have lapsed.

Yours faithfully

For and on behalf of

The Hongkong and Shanghai Banking Corporation Limited

Stephen Wong
Senior Vice President

kd/ykz

Encl

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

Acceptance and Confirmation

We, Neo-Concept (Holdings) Co Ltd and Neo-Concept International Company Limited, confirm our acceptance of the offer and all terms and conditions contained above (including the Schedules, Appendix and Terms and Conditions for Facilities attached thereto).

For and on behalf of

Neo-Concept (Holdings) Co Ltd

Signature		Signature
Name	SIU YUK YIN EVA	Name
Title:	Chairman	Title
Date		Date

For and on behalf of

Neo-Concept International Company Limited

Signature		Signature
Name:	SIU YUK YIN EVA	Name
Title:	Chairman	Title
Date		Date

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

Confirmation of Surety(ies)

 Siu Yuk Yin Eva (the Surety(ies)) confirm(s) that by countersigning this letter that his/her security remains in full force and effect and continues to secure the indebtedness referred to in this letter and all other agreement(s) between the Bank and the Borrower(s). Furthermore, such liability under the security will not be discharged or affected by the Bank extending, increasing, renewing, or otherwise varying the indebtedness referred to in this letter or any other agreement(s) between the Bank and the Borrower(s) or by any other act, omission or circumstance which might discharge the Surety to any extent.

Name: SIU YUK YIN EVA

Date:

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

Reference Page

(This is for your reference only and are not intended to be contractual terms.

You may also access the Banking (Exposure Limits) Rules at

https://www.elegislation.gov.hk/hk/cap155S)

The Borrower may be considered as related or connected to the HSBC Group if you/it are/is:

a)	a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

b)	a relative of a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

c)	a firm, partnership or non-listed company in which a member of the HSBC Group or any of the following entities is interested as director, partner, manager or agent:

(i)	a controller, minority shareholder controller or director of a member of the HSBC Group;

(ii)	a relative of a controller, minority shareholder controller or director of a member of the HSBC Group; or

d)	a natural person, firm, partnership or non-listed company to whom a member of the HSBC Group has provided a financial facility if any of the following entities is a guarantor of the facility:

(i)	a controller, minority shareholder controller or director of a member of the HSBC Group;

(ii)	a relative of a controller, minority shareholder controller or director of a member of the HSBC Group.

Relevant definitions

1)	A person has “control” if such person is:

(A)	an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act, or

(B)	a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary, and “controller” means either an “indirect controller” or a “majority shareholder controller”.

2)	“employee” includes permanent full time, permanent part-time, fixed-term full time, fixed-term part-time staff and international assignees.

3)	“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

Neo-Concept (Holdings) Co Ltd / Neo-Concept International Company Limited	24 September 2021

4)	“minority shareholder controller” in relation to a company, means any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, 10% or more, but not more than 50%, of the voting power at any general meeting of the company or of another company of which it is a subsidiary.

5)	“relative” in relation to a natural person, means the following:

(A)	a parent, grandparent or great grandparent ;

(B)	a step-parent or adoptive parent;

(C)	a brother or sister;

(D)	the spouse;

(E)	if the person is a party to a union of concubinage—the other party of the union;

(F)	a cohabitee;

(G)	a parent, step-parent or adoptive parent of a spouse;

(H)	a brother or sister of a spouse;

(I)	a son, step-son, adopted son, daughter, step-daughter or adopted daughter; or

(J)	a grandson, granddaughter, great grandson or great granddaughter.

Below QR code & Unique ID is for Bank use only

UniqueID: 9d5ed9dc-034b-40a6-aa0e-3c890el73e89